July 29, 2008

Securities and Exchange Commission
100 F Street N.E.
Washington, DC  20549

Re:  Rand Logistics, Inc.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Rand Logistics, Inc. (the “Company”), a Delaware corporation, with the Securities and Exchange Commission with respect to the registration of an aggregate of 2,500,000 shares of the Company’s common stock, par value $.0001 per share (the “Shares”), for issuance under the Company’s 2007 Long-Term Incentive Plan (the “Plan”).

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that the Shares have been duly authorized and, upon issuance and payment therefor in accordance with the terms of the Plan and the agreements or certificates issued thereunder, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP